Exhibit 5.1

Vanessa Allen Sutherland Executive Vice President and General Counsel

Phillips 66 2331 CityWest Blvd. Houston, Texas 77042

May 12, 2022

Phillips 66

2331 CityWest Boulevard

Houston, TX 77042

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Phillips 66, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of the Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 26,765,511 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, reserved for issuance in connection with the 2022 Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “Plan”).

In furnishing this opinion, I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the Plan and resolutions of the Board of Directors of the Company relating, among other things, to the Plan and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

I am a member of the District of Columbia Bar and the opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vanessa Allen Sutherland

Vanessa Allen Sutherland

Executive Vice President and General Counsel